Reading International Announces Second Consecutive Quarter of Record Results

•	Revenue was up 5.8% for the 2003 Quarter versus 2002

•	2003 Quarter EBITDA(1) of $5.2 million up 344.8% versus 2002

LOS ANGELES, Aug. 14 /PRNewswire-FirstCall/ — Reading International, Inc. (Amex: RDI.A, RDI.B) announced today record results for the second quarter ended June 30, 2003.

Second Quarter 2003 Highlights
•	Revenue at $23.3 million, increased 5.8% compared to Q2 2002, while operating expenses increased by only 4.9%
•	Total revenue per screen at $99,842, increased 11.5% compared to Q2 2002
•	Sixth consecutive quarter of positive EBITDA(1), up 344.8% compared to Q2 2002

Second Quarter 2003 Discussion

Revenue rose 5.8% to $23.3 million from $22.0 million in the 2002 quarter, assisted by currency effects and after closing 3 cinemas with 13 screens since the end of the 2002 quarter. The quarter’s strong box office performers were led by “Matrix Reloaded,” followed by “A Mighty Wind,” “X Men 2” and “2 Fast 2 Furious.”

Revenue per screen of $99,842 increased from $89,548 in the 2002 quarter, driven by strong per-screen attendance increases in New Zealand, Puerto Rico and the U.S. cinemas. The New Zealand per-screen attendance increase was driven by an overall increase in attendance. In Puerto Rico and the U.S. overall attendances were slightly down, however as we operated 13 fewer screens compared to the 2002 quarter, per-screen attendances were higher.

We achieved our sixth consecutive quarter of positive EBITDA, since the close of our consolidation transaction at the end of 2001. At $5.2 million, it was significantly higher than the $1.5 million generated in the second quarter of 2002, up 344.8%. Even allowing for $2.3 million of one-time gain on settlement of litigation in Australia, $0.5 million in reimbursed attorney’s fees, and $0.5 million gain on the release of the Murray Hill option, the resultant $1.9 million EBITDA was 26.7% higher than the 2002 quarter and was still the highest EBITDA reported in our six consecutive quarters of positive EBITDA.

Cinema/real estate operating expense grew at 4.9%, to $18.2 million from $17.3 million in the 2002 quarter. This increase was, however, lower than our revenue growth rate of 5.8%.

Depreciation and amortization expense grew $0.5 million or 25.3%, from $2.0 million to $2.5 million for the 2003 quarter. This increase was primarily due to the re-evaluation of the effective useful lives of our Australian assets of $0.3 million, and the depreciation of our Puerto Rican circuit assets of $0.1 million. Our Puerto Rican assets were not depreciated in the 2002 quarter as they were classified as “held for sale” for the purposes of generally accepted accounting principles (“GAAP”). Our intention still remains to sell our Puerto Rico circuit, but it no longer qualifies for “held for sale” treatment under GAAP.

General and administrative expense decreased by $0.7 million due to reimbursement of attorney’s fees relating to our settlement of litigation in Australia of $0.5 million, and ongoing savings at the corporate level associated with the 2001 consolidation.

Other income grew by $2.7 million from the 2002 quarter driven by the one-time gain on settlement of litigation in Australia of $2.3 million, and the gain on the release of the Murray Hill option of $0.5 million.

As a result of the above, we reported a $1.4 million net income for the 2003 quarter compared to a $1.4 million loss in the 2002 quarter. Once again, the continued strength of our EBITDA was the significant achievement for the quarter.

First Half 2003 Summary

•	Revenue increased by 9.1% to $45.3 million compared to $41.5 in the 2002 first half, as compared to an increase in operating expenses of only 7.1%.
•	Total revenue per screen increased to $192,246 from $171,279 in the 2002 first half.
•	Depreciation and amortization grew to $5.0 from $3.4 in the 2002 first half, driven by the Australian asset useful life re-evaluation and the Puerto Rican circuit depreciation.
•	General and administrative expense dropped to $ 6.3 million from $7.0 million in the 2002 first half, as a result of ongoing corporate savings and the $0.5 million reimbursement of attorney’s fees.
•	Other income grew to $2.9 million from $1.1 million in the 2002 first half, primarily due to the one-time gain on settlement of litigation in Australia.
•	Net loss narrowed significantly to $0.5 million, or $0.02 per share, from a loss of $2.3 million, or $0.11 per share in the first half of 2002.
•	EBITDA for the first half of 2003 at $6.3 million was significantly higher than the $2.5 million for the first half of 2002.

Driven by currency increases of $12.9 million attributable to the strengthening Australian and New Zealand dollars, total assets at June 30, 2003 were $198.4 million compared to $182.8 million at December 31, 2002. Cash and cash equivalents were only slightly down at $17.6 million compared to $19.3 million at the 2002 year-end. Working capital grew to $0.8 million from $0.1 million at December 31, 2002, maintaining our positive working capital, which is contrary to the industry norm of a negative working capital.

The resulting stockholders’ equity was $102.3 million at June 30, 2003.

On July 1, 2003 Reading International, Inc. joined the Russell 3000® Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000®. The largest 1,000 companies in the ranking comprise the Russell 1000® Index while the remaining 2,000 companies become the widely used Russell 2000® Index. Based on these criteria, Reading International now forms part of the Russell 2000® Index.

About Reading International, Inc.

Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico;
•	the ownership and operation of “Off Broadway” style live theaters in Manhattan and Chicago; and
•	the development, ownership and operation of commercial real estate in Australia, New Zealand and the United States, including entertainment- themed retail centers (“ETRC”) in Australia and New Zealand.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the Reading, Angelika Film Center (go to: http://angelikafilmcenter.com/ ) and City Cinemas brands;
•	in Australia, under the Reading brand (go to: http://www.readingcinemas.com.au/ );
•	in New Zealand, under the Reading (go to: http://courtenaycentral.co.nz/index.php) and Berkeley Cinemas (go to: http://www.berkeleycinemas.co.nz/ ) brands; and
•	in Puerto Rico, under the CineVista brand.

Statements in this release about the company’s future financial performance, customer relationships, initiatives to develop new ETRC’s and cinemas and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International’s future results include changes in demand and market growth rates, the availability of film and live theater product, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International’s risks is available in the company’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

For more information, contact:

Andrzej Matyczynski Chief Financial Officer Reading International, Inc. (213) 235 2240
(1)	The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Reading International, Inc. and Subsidiaries Supplemental Data Reconciliation of EBITDA to Net Loss (Unaudited) (dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
Statements of Operations	2003	2002	2003	2002
Revenue	$ 23,285	$ 22,005	$ 45,255	$ 41,481
Operating expense
Cinema/real estate	18,150	17,310	35,301	32,962
Depreciation and
amortization	2,460	1,963	4,957	3,445
General and
administrative	2,911	3,564	6,310	7,027

Operating loss	(236)	(832)	(1,313)	(1,953)

Interest expense, net	825	777	1,605	1,261
Other income	(3,004)	(346)	(2,872)	(1,084)
Income tax provision	456	198	285	63
Minority interest	69	(19)	196	106

Net income (loss)	$ 1,418	$(1,442)	$ (527)	$(2,299)

Basic and diluted
earnings (loss)
per share	$ 0.06	$ (0.07)	$ (0.02)	$ (0.11)

EBITDA*	5,159	1,496	6,320	2,470

EBITDA change	+3,663		+3,850

*	EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax benefit, and depreciation and amortization expense. Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income (loss)	$ 1,418	$ (1,442)	$ (527)	$ (2,299)
Less: Interest
expense, net	825	777	1,605	1,261
Income tax provision	456	198	285	63
Depreciation and
amortization	2,460	1,963	4,957	3,445

EBITDA	$ 5,159	$ 1,496	$ 6,320	$ 2,470

Reading International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) (dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue
Cinema/live theater	$ 21,323	$ 20,308	$ 41,436	$ 38,362
Rental/real estate	1,962	1,666	3,819	3,033
Other	—	31	—	86

	23,285	22,005	45,255	41,481

Operating expense
Cinema/live theater	16,839	16,371	32,866	31,175
Rental/real estate	1,311	939	2,435	1,787
Depreciation and
amortization	2,460	1,963	4,957	3,445
General and
administrative	2,911	3,564	6,310	7,027

	23,521	22,837	46,568	43,434

Operating loss	(236)	(832)	(1,313)	(1,953)

Non-operating expense
(income)
Interest income	(183)	(131)	(322)	(265)
Interest expense	1,008	908	1,927	1,526
Other income	(3,004)	(346)	(2,872)	(1,084)

Income (loss) before
income taxes and
minority interest	1,943	(1,263)	(46)	(2,130)
Income tax provision	456	198	285	63

Income (loss) before
minority interest	1,487	(1,461)	(331)	(2,193)
Minority interest	69	(19)	196	106

Net income (loss)	1,418	(1,442)	(527)	(2,299)

Basic earnings (loss)
per share	$ 0.06	$ (0.07)	$ (0.02)	$ (0.11)
Weighted average
number of shares
outstanding –
basic	21,821,142	21,821,324	21,821,142	21,821,324

Diluted earnings
(loss) per share	$ 0.06	$ (0.07)	$ (0.02)	$ (0.11)
Weighted average
number of shares
outstanding –
diluted	22,192,569	21,821,324	21,821,142	21,821,324

Reading International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (dollars in thousands)

	(Unaudited) June 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$ 17,562	$ 19,286
Receivables	4,097	3,765
Inventory	422	452
Investment in available-for-sale
securities	254	1,016
Restricted cash	302	341
Prepaid and other current assets	4,102	2,529
Deferred tax assets, net	1,182	1,008

Total current assets	27,921	28,397

Rental property, net	8,179	8,438
Property and equipment, net	112,635	101,481
Property held for development	23,564	19,745
Investment in joint ventures	3,261	1,120
Capitalized leasing costs, net	478	544
Goodwill, net	5,061	5,021
Intangible assets, net	13,762	14,381
Other noncurrent assets	3,493	3,645

Total assets	$ 198,354	$ 182,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$ 11,312	$ 13,183
Film rent payable	3,833	4,092
Accrued income taxes	7,848	7,435
Deferred theater revenue	1,547	1,150
Notes payable – current portion	1,813	2,119
Other current liabilities	811	294

Total current liabilities	27,164	28,273

Notes payable – long-term portion	53,156	48,121
Deferred real estate revenue	903	659
Other noncurrent liabilities	10,013	9,517

Total liabilities	91,236	86,570

Commitments and contingencies

Minority interest in consolidated affiliates	4,826	4,937
Stockholders’ equity
Class A Nonvoting Common Stock, par value
$0.01, 100,000,000 shares authorized,
33,858,299 issued and 20,484,794 shares
outstanding	205	205
Class B Voting Common Stock, par value
$0.01, 20,000,000 shares authorized,
1,989,589 issued and 1,336,335 shares
outstanding	13	13
Nonvoting Preferred Stock, par value $0.01,
12,000 shares authorized	—	—
Additional paid-in capital	123,517	123,517
Accumulated deficit	(41,039)	(40,512)
Accumulated other comprehensive income	19,596	8,042

Total stockholders’ equity	102,292	91,265

Total liabilities and stockholders’ equity	$ 198,354	$ 182,772